Exhibit 21.1
Subsidiaries of Treehouse Foods, Inc.
Bay Valley Foods LLC, a Delaware limited liability company
TreeHouse THF Partner, Inc., a Delaware corporation
TreeHouse THF Equities, LP, a Delaware limited partnership